Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	Andrew Hall Sr. Director – Finance (479) 820-0000

FOR IMMEDIATE RELEASE

J.B. HUNT ANNOUNCES ANTICIPATED DUAL LISTING ON NASDAQ TEXAS STOCK EXCHANGE

Dual listing provides an opportunity to align with the economic growth and leadership in capital formation in Texas and the surrounding areas along with access to additional liquidity, global investors and enhanced technology solutions

SAN ANTONIO, March 5, 2026 – J.B. Hunt Transport Services, Inc. (Nasdaq: JBHT) today announced that it has been approved to have its common stock dually listed on Nasdaq Texas, LLC (Nasdaq Texas). J.B. Hunt President and CEO Shelley Simpson joined key industry and Nasdaq leaders and Texas state officials at today’s closing bell ceremony commemorating the launch of the Nasdaq Texas exchange.

Nasdaq Texas is a newly established dual listing exchange created to broaden capital access for companies in the state and across the southeastern United States J.B. Hunt expects the listing and trading of its common stock on Nasdaq Texas to commence on March 6, 2026, under the symbol “JBHT.” The dual listing will not affect investors’ ability to buy or sell the company’s stock, which will continue to trade on the Nasdaq Global Select Market under the symbol “JBHT.”

"Nasdaq Texas represents opportunity and future growth, and J.B. Hunt is proud to be part of this growth," Simpson said. "We’ll continue to invest in the people, technology and capacity to support our customers’ needs in the region and we’re excited about what comes next — for this market and for the businesses that keep the world moving."

J.B. Hunt’s operations leverage major freight routes linked to Texas ports and intermodal rail systems that cross the state, serving a customer base spanning energy, industrial, retail and manufacturing sectors from first mile to last mile. J.B. Hunt supports more than 1,800 customers that have operations or locations within Texas and employs approximately 3,100 employees across more than 100 locations throughout the state.

J.B. Hunt supports customers across an end-to-end supply chain through an integrated mix of intermodal, dedicated, truckload, brokerage and last‑mile solutions. Its scale and network density help strengthen visibility, reliability and efficiency across the South and nationwide.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

Forward-Looking Statements

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including but not limited to those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2025. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.